Exhibit 10.22

TYCO INTERNATIONAL (US) INC.

SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

(AS AMENDED AND RESTATED EFFECTIVE MAY 10, 2007)

May 10, 2007

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ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01                            Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits as set forth in the Plan in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated due to an Involuntary Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02                            Term of the Plan. The Plan shall generally be effective as of the Effective Date and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits prior to the Effective Date of the Plan. The Plan shall continue until terminated pursuant to Article VIII of the Plan.

ARTICLE II

DEFINITIONS

Section 2.01                            “Alternative Position” shall mean a position with the Company that:

(a)                                  is not more than 75 miles each way from the location of the Employee’s current position (for positions that are essentially mobile, the mileage does not apply); and

(b)                                 provides the Employee with pay and benefits (not including perquisites or long term incentive compensation) that are comparable in the aggregate to the Employee’s current position.

The Plan Administrator has the exclusive discretionary authority to determine whether a position is an Alternative Position.

Section 2.02                            “Annual Bonus” shall mean 100% of the Participant’s target annual bonus.

Section 2.03                            “Base Salary” shall mean the annual base salary in effect as of the Participant’s Termination Date.

Section 2.04                            “Board” shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.05                            “Cause” shall mean an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

Section 2.06                            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 2.07                            “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.08                            “Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The “Committee” may delegate its authority under the Plan to an individual or another committee.

Section 2.09                            “Company” shall mean Tyco International Ltd. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.10                            “Effective Date” shall mean May 10, 2007, the effective date of this amended and restated Plan. The Plan was originally effective January 1, 2004.

Section 2.11                            “Eligible Employee” shall mean an Employee employed in the United States who is an Officer, or in career bands 1 and 2, who is not covered under any other severance plan or program sponsored by the Company or a Subsidiary. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Senior Vice President – Human Resources, Tyco International Ltd. shall make the determination.

Section 2.12                            “Employee” shall mean an individual employed by Tyco International Ltd. or a Subsidiary as a common law employee on the United States payroll of Tyco International Ltd. or a Subsidiary, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.

Section 2.13                            “Employer” shall mean the Company or any Subsidiary with respect to which this Plan has been adopted.

Section 2.14                            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Section 2.15                            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.16                            “Involuntary Termination” shall mean a termination of the Participant initiated by the Company or a Subsidiary for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.

Section 2.17                            “Notice Pay” shall mean the amounts that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.18                            “Officer” shall mean any individual who is an officer, as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act, of the Company. For purposes of this definition, Officer shall also mean any officer of any of the Company’s Subsidiaries who perform policy making functions, within the context of Rule 16a-1(f).

Section 2.19                            “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for salary continuation and other benefits under the Plan.

Section 2.20                            “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law (or similar law outside the

United States, if the Employee is employed in that jurisdiction) then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.21                            “Plan” means the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.

Section 2.22                            “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice President – Human Resources, Tyco International Ltd. (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.23                            “Release” shall mean the Separation of Employment Agreement and General Release, as provided by the Company.

Section 2.24                            “Service” shall mean the total number of years and completed months the Participant was an Employee of the Company. Service with any predecessor employer or with a Subsidiary prior to the Subsidiary’s becoming part of the Company shall be recognized only to the extent specified in the merger or acquisition documentation relating to the Subsidiary. Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law. Any period of employment with the Company, a Subsidiary, or a predecessor employer for which an Eligible Employee previously received severance benefits, shall be excluded from Service.

Section 2.25                            “Severance Benefit” shall mean the salary continuation amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.26                            “Severance Period” shall mean the period during which a Participant is receiving Severance Benefits under this Plan.

Section 2.27                            “Subsidiary” shall mean (i) a subsidiary company (wherever incorporated) as defined by section 86 of the Companies Act 1981 of Bermuda (as amended), (ii) any separately organized business unit, whether or not incorporated, of the Company, and (iii) any employer that is required to be aggregated with the Company pursuant to section 414 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.

Section 2.28                            “Termination Date” shall mean the date on which the active employment of the Participant by the Company or a Subsidiary is severed by reason of an Involuntary Termination.

Section 2.29                            “Voluntary Termination” shall mean any retirement or termination of employment that is not initiated by the Company or any Subsidiary.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01                            Participation. Each Eligible Employee in the Plan who incurs an Involuntary Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the Company or Subsidiary on account of an Involuntary Termination, unless otherwise provided in the Plan. In addition, any Eligible Employee who is a party to an employment agreement with the Company pursuant to which such Eligible Employee is entitled to severance benefits shall be ineligible to participate in the Plan.

Section 3.02                            Conditions.

(a)                                  Eligibility for any Severance Benefits is expressly conditioned on (i) execution by the Participant of a Release in the form provided by the Company; (ii) compliance by the Participant with all the terms and conditions of such Release; (iii) the Participant’s written agreement to the confidentiality, non-solicitation, and non-disparagement provisions in Article VI during and after the Participant’s employment with the Company; and (iv) execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefit (or in accordance with any other schedule as the Committee may, in its sole discretion, determine to be appropriate). If the Committee determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Agreement and/or Release, the Committee may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefit and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefit already received under the Plan. If the Committee notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b)                                 An Eligible Employee will not be eligible to receive severance benefits under any of the following circumstances:

(i)                                     The Eligible Employee voluntarily terminates employment:

(ii)                                  The Eligible Employee resigns employment before the job-end date specified by the Employer or while the Employer still desires the Eligible Employee’s services;

(iii)                               The Eligible Employee’s employment is terminated for Cause;

(iv)                              The Eligible Employee voluntarily retires;

(v)                                 The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(vi)                              The Eligible Employee does not return to work within six (6) months of the onset of an approved leave of absence, other than a personal, educational or military leave and/or as otherwise required by applicable statute;

(vii)                           The Eligible Employee does not return to work within three (3) months of the onset of a personal or educational leave of absence;

(viii)                        The Eligible Employee continues in employment with the Company or a Subsidiary or has the opportunity to continue in employment in the same or in an Alternative Position with the Company or a Subsidiary; or

(ix)                                The Eligible Employee’s employment with the Employer terminates as a result of a sale of stock or assets of the Employer, merger, consolidation, joint venture or a sale or outsourcing of a business unit or function, or other transaction, and the Eligible Employee accepts employment, or has the opportunity to continue employment in an Alternative Position, with the purchaser, joint venture, or other acquiring or outsourcing entity, or a related entity of either the Company or the acquiring entity. The payment of Severance Benefits in the circumstances described in this subsection (ix) would result in a windfall to the Eligible Employee, which is not the intention of the Plan.

(c)                                  The Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.

(d)                                 An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01                            Amount of Severance Benefits Upon Involuntary Termination. Except as otherwise provided in Section 4.05, the Severance Benefits to be provided to an Eligible Employee who incurs an Involuntary Termination and is determined to be eligible for Severance Benefits shall be as follows:

(a)                                  Notice Pay. Except for Officers, each Eligible Employee who meets the eligibility requirements for a Severance Benefit under Section 3.01 shall receive 30 calendar days notice as a Notice Period. In the event that the Company determines that a Participant’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period. Notice Pay paid to an Eligible Employee shall be in addition to, and not offset against, the Severance Benefits the Participant may be entitled to receive under this Article IV. An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period, or anytime thereafter.

(b)                                 Salary Continuation Benefits. Salary Continuation shall be provided during the Severance Period applicable to the Participant as set forth under the benefits schedule appended to the Plan. During the Severance Period, the Participant shall receive his or her Base Salary (net of deductions and tax withholdings, as applicable) in equal installments over the Severance Period, per normal payroll cycles. The salary continuation payment shall commence no earlier than the end of the revocation period applicable to the Release.

(c)                                  Bonus.

(i)                                     Participant may be eligible for a cash payment equal to his or her pro rated annual bonus for the year in which Participant’s Termination Date occurs, subject to the discretion of the Company and pursuant to the terms set forth in the applicable incentive plans.

(ii)                                  The Participant shall also receive a cash payment equal to his or her Annual Bonus during the Severance Period applicable to the Participant as set forth under the benefits schedule appended to the Plan. Such bonus payment shall be paid to the Participant in equal installments over the Severance Period (e.g., 12 month, 18 months or 24 months) or, in the sole discretion of the Plan Administrator, may be paid to the Participant in a single lump sum in lieu of payment over the Severance Period. The bonus payment shall be paid at the same time as the Salary Continuation Benefits.

(d)                                 Medical, Dental and Health Care Reimbursement Account Benefits. The Participant shall continue to be eligible to participate in the medical, dental and Health Care Reimbursement Account coverage in effect at the date of his or her termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment during the Severance Period (the “COBRA Continuation Coverage Period”). The Participant shall be responsible for the payment of the employee portion of the medical, dental and Health Care Reimbursement Account contributions that are required during the Severance Period and such contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage. The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable medical and dental coverage for the Participant and his or her spouse or domestic partner and dependents. Notwithstanding any other provision of this Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Severance Period, the Participant may cease receiving coverage under the Company’s medical and dental plans. Within thirty (30) days of Participant’s commencement of employment with another company, Participant shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental benefits provided to Participant by his or her new employer. The COBRA Continuation Coverage Period under section 4980B of the Code shall run concurrently with the Severance Period.

(e)                                  Stock Options. All stock options held by the Participant as of his or her Termination Date shall continue to vest as scheduled during the twelve (12) month period after the Participant’s Termination Date (unless the Participant’s option agreement covering such options provides for more favorable vesting treatment), and provided that the Participant has met any other condition contained in an applicable stock option award agreement with respect to such continued vesting. All vested outstanding stock options held by Participant shall be exercisable for the greater of (i) the period set forth in Participant’s option agreement covering such options, or (ii) twelve (12) months from the Termination Date, provided that the Participant has met any other condition contained in an applicable stock option award agreement with respect to such extended exercise period. In no event, however, shall an option be exercisable beyond its original term.

(f)                                    Restricted  Stock.

(i)                                     Restricted Stock. All unvested restricted stock and restricted stock units held by the Participant as of his or her Termination Date shall be forfeited as of the Termination Date.

(g)                                 Outplacement Services. The Company may, in its sole and absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose; provided, however, that the period of outplacement shall not exceed twelve (12) months from Participant’s Termination Date. The Company shall pay the cost of outplacement services for the Participant for a period of up to twelve (12) months from Participant’s Termination Date at either (i) the outplacement agency that the Company regularly uses for such purpose, or (ii) provided the Senior Vice President – Human Resources provides prior approval, at an outplacement agency selected by the Participant.

(h)                                 In the event that provision of any of the benefits in (d) above, would adversely affect the tax status of the applicable plan or benefits, the Company, in its sole discretion, may elect to pay to the Participant cash in lieu of such coverage in an amount equal to the Company’s premium or average cost of providing such coverage.

Section 4.02                            Voluntary Termination; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of (i) the Eligible Employee’s Voluntary Resignation, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.

Section 4.03                            Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee. Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines that an Eligible Employee has engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Termination Date, any Severance Benefit payable to the Eligible Employee under Section 4.01 of the Plan shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a finding resulting in Cause. If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.

Section 4.04                            Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession.

Section 4.05                            Modification of Severance Benefits. Notwithstanding anything to the contrary contained herein, the Senior Vice President, Human Resources (or her/his successor) shall have the discretion to modify the benefits otherwise available to a Plan Participant under Section 4.01 or the timing of such benefits as she/he deems appropriate, provided that in no event may the exercise of such discretion result in an increase in the benefits that would otherwise have been payable to the Participant under Section 4.01.

ARTICLE V

METHOD AND DURATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01                            Method of Payment. The Severance Benefit to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in accordance with normal payroll practices over the Severance Period or from a supplemental unemployment benefits trust. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. In general, the initial payments shall be made as promptly as practicable after the Participant’s Termination Date, the execution of the Release required under Section 3.02, and the expiration of the required revocation period specified in the Release. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death prior to the completion of all payments being made, the remaining payments shall be paid to the Participant’s estate.

Section 5.02                            Other Arrangements. The Severance Benefits under this Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the Employer. As a condition of participating in the Plan, the Eligible Employee must expressly agree that this Plan supersedes all prior agreements, and sets forth the entire Severance Benefit the Eligible Employee is entitled to while an Eligible Employee in the Plan. The provisions of this Plan may provide for payments to the Eligible Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to be have been amended to correspond with this Plan without further action by the Company or the Board.

Section 5.03                            Termination of Eligibility for Benefits.

(a)                                  All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:

(i)                                     Subject to Article VIII, termination or modification of the Plan; or

(ii)                                  Completion of payment to the Participant of the Severance Benefit for which the Participant is eligible under Article IV.

(b)                                 Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefit payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, the Release the Participant executed to obtain the Severance Benefits under the Plan or the confidentiality, non-competition, non-solicitation and non-disparagement provisions of Article VI.

ARTICLE VI

CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT

Section 6.01                            Confidential Information. The Eligible Employee agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Eligible Employee’s assigned duties and for the benefit of the Company, either during the period of the Eligible Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Eligible Employee during the Eligible Employee’s employment by the Company or a Subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Eligible Employee; (ii) becomes known to the public subsequent to disclosure to the Eligible Employee through no wrongful act of the Eligible Employee or any representative of the Eligible Employee; or (iii) the Eligible Employee is required to disclose by applicable law, regulation or legal process (provided that the Eligible Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Eligible Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

Section 6.02                            Non-Competition. The Participant acknowledges that he or she performs services of a unique nature for the Company that are irreplaceable, and that his or her performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, during the Participant’s employment with the Company or Subsidiary and for the one (1) year period thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Participant has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the date of termination, in any locale of any country in which the Company or any of its Subsidiaries conducts business. This Section 6.02 shall not prevent the Participant from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Participant from rendering services to charitable organizations, as such term is defined in section 501(c) of the Code.

Section 6.03                            Non-Solicitation. During the Eligible Employee’s employment with the Company or a Subsidiary and for the two (2) year period thereafter, the Eligible Employee agrees that he or she will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Company or any Subsidiary, as defined by the Company, to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii)

any customer of the Company or any Subsidiary to purchase goods or services then sold by the Company or any Subsidiary from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

Section 6.04                            Non-Disparagement. Each of the Eligible Employee and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.04.

Section 6.05                            Reasonableness. In the event the provisions of this Article VI shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 6.06                            Equitable Relief.

(a)                                  By participating in the Plan, the Eligible Employee acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article will result in irreparable injury to the Company. By agreeing to participate in the Plan, the Eligible Employee represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Eligible Employee further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.

(b)                                 The Eligible Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Article VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)                                  The Eligible Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court. Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.02.

Section 6.07                            Survival of Provisions. The obligations contained in this Article VI shall survive the termination of Eligible Employee’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.

ARTICLE VII

THE PLAN ADMINISTRATOR

Section 7.01                            Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 10.04), with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 7.02                            Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 7.03                            Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VIII

AMENDMENT, TERMINATION AND DURATION

Section 8.01                            Amendment, Suspension and Termination. Except as otherwise provided in this Section 8.01, the Board or its delegee shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02.

Section 8.02                            Duration. Unless terminated sooner by the Board or its delegee, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE IX

DUTIES OF THE COMPANY AND THE COMMITTEE

Section 9.01                            Records. The Company or a Subsidiary thereof shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 9.02                            Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.

Section 9.03                            Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE X

CLAIMS PROCEDURES

Section 10.01                     Claim. Each Participant under this Plan may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to a Participant’s eligibility for or amount of the Severance Benefit, which are decisions made solely within the discretion of the Company, and the Committee acting on behalf of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article X. Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 10.02                     Initial Claim. Before the date on which payment of a Severance Benefit commences, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 10.03                     Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a)                                  A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)                                 The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c)                                  The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 10.04                     Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 10.05                     Arbitration; Expenses. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in New York, New York (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE XI

MISCELLANEOUS

Section 11.01                     Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.

Section 11.02                     Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 11.03                     Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 11.04                     Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant.

Section 11.05                     No Mitigation. Except as otherwise provided in Section 4.01(d) and Section 4.04, Participant shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by Company, in which case Severance Benefits shall cease.

Section 11.06                     No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 11.07                     Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 11.08                     Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 11.09                     Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 11.10                     Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 11.11                     Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 11.12                     Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 11.13                     Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 11.14                     Controlling Law. This Plan shall be construed and enforced according to the laws of the State of New York to the extent not superseded by Federal law.

SCHEDULE A

SEVERANCE BENEFITS

Section 16 Officers	24 months of pay

Presidents of businesses whose annual revenue is $2 billion or more	18 months of pay

All other Band 1 and 2 employees	12 months of pay.

Notwithstanding the foregoing, for Participants whose benefit is provided pursuant to a supplemental unemployment benefits trust – cash Severance Benefits shall be paid for the period of time set forth under the plan, with the trust being the exclusive source of all salary continuation other than Notice Pay.

A-1